As filed with the Securities and Exchange Commission on March 31, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TASEKO MINES LIMITED
(Exact name of Registrant as specified in its charter)

British Columbia
(Province or other jurisdiction of incorporation or organization)

GIBRALTAR MINES LTD.	ALEY CORPORATION
(Exact name of each Registrant as specified in its charter)

British Columbia	Canada
(Province or other jurisdiction of	(Province or other jurisdiction of
incorporation or organization)	incorporation or organization

1040	Not Applicable
(Primary Standard Industrial	(I.R.S. Employer
Classification Code Number)	Identification Number)

905 West Pender Street, Suite 300
Vancouver, British Columbia
Canada V6C 1L6
778 373 4550
(Address and telephone number of Registrants’ principal executive offices)

Corporation Service Company
Suite 400, 2711 Centerville Road
Wilmington, Delaware, USA 19808
Telephone: (800) 927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:
Russell Hallbauer, President & CEO	Bernhard Zinkhofer	Andrew J. Foley
Taseko Mines Limited	McMillan LLP	Paul, Weiss, Rifkind, Wharton & Garrison LLP
Suite 300, 905 West Pender Street	1500 – 1055 West Georgia Street	1285 Avenue of the Americas
Vancouver, British Columbia	Vancouver, British Columbia	New York, New York
Canada V6C 1L6	Canada V6E 4N7	10019-6064

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[ x ]	at some future date (check appropriate box below)

	1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	[ x ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [ x ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value Warrants Subscription Receipts Units Debt Securities			U.S.$358,680,000(1)(2)	U.S.$7,743(3)
Guarantees	(4)	(4)	(4)	U.S.$0(5)

(1)	There are being registered under this Registration Statement such indeterminate number of securities of the Registrant as shall have an aggregate initial offering price not to exceed US$358,680,000.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(3)

Taseko Mines Limited previously paid an aggregate filing fee of U.S.$20,818.89 in filing fees to the Commission in connection with its Registration Statement on Form F-10 (File No. 333-169469) initially filed on September 17, 2010, registering securities with an aggregate initial offering price not to exceed US$291,990,000.00. As a result, a filing fee US$7,743 will be due to register the additional aggregate of US$66,690,000 of securities.

(4)

Guarantees by Gibraltar Mines Ltd. and Aley Corporation of the Debt Securities (and guarantees of such guarantees by Taseko Mines Limited) being registered on Form F-10 hereunder are to be sold without separate consideration.

(5)	Pursuant to Rule 457(n), no separate filing fee is payable with regard to the Guarantees.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement relates to Taseko Mines Limited’s Registration Statement on Form F-10 (File No. 333-169469).

Each Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

I-1

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

AMENDED AND RESTATED SHORT FORM BASE SHELF PROSPECTUS DATED MARCH 30, 2011, AMENDING AND RESTATING THE SHORT FORM BASE SHELF PROSPECTUS DATED OCTOBER 8, 2010.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities nor may offers to buy be accepted until the registration statement becomes effective. This prospectus is not an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

AMENDED AND RESTATED SHORT FORM BASE SHELF PROSPECTUS AMENDING
AND RESTATING THE SHORT FORM BASE SHELF PROSPECTUS
DATED OCTOBER 8, 2010

New Issue	March 30, 2011

$350,000,000

Common Shares
Warrants
Subscription Receipts
Units
Debt Securities

This amended and restated short form base shelf prospectus (the “Prospectus”), including any further amendments hereto, relates to the potential offering for sale of common shares (the “Common Shares”), warrants (the “Warrants”), subscription receipts, debt securities, or any combination of such securities (the “Units”) (all of the foregoing, collectively, the “Securities”) by Taseko Mines Limited (the “Company” or “Taseko”) from time to time, during the 25-month period following the issuance of a receipt for the Company’s short form base shelf prospectus dated October 8, 2010. Such sales of Securities may occur in one or more series or issuances, with a total offering price of the Securities in the aggregate, of up to $350,000,000 (which includes 18,600,000 Common Shares that may be distributed under the Company’s prospectus supplement dated October 18, 2010). The Securities may be offered in amounts at prices to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.

The Company’s outstanding Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “TKO” and on the NYSE Amex Equities Exchange (“Amex”) under the trading symbol “TGB”. The closing price of the Company’s Common Shares on the TSX and Amex on March 29, 2011, the last trading day before the date of this Prospectus, was $5.69 per Common Share and US$5.86 per Common Share, respectively. An investment in the Securities offered hereunder invokes a high degree of risk.

All information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements have been obtained. Each prospectus supplement will be incorporated by reference into this Prospectus for the purposes of applicable securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains. Investors should read this Prospectus and any applicable prospectus supplement carefully before investing in the Company’s Securities.

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The specific terms of the Securities with respect to a particular offering will be set out in the applicable prospectus supplements and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms; (ii) in the case of Warrants, the offering price, the designation, number and terms of the Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of subscription receipts, the number of subscription receipts being offered, the offering price, the procedures for the exchange of the subscription receipts for Common Shares or Warrants, as the case may be, and any other specific terms; (iv) in the case of debt securities, the specific designation, aggregate principal amount, the currency or the currency unit for the debt securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated, whether the debt securities are guaranteed by any subsidiary or other affiliate of the Company and any other terms specific to the debt securities being offered; and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, subscription receipts or debt securities comprising the Units. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the prospectus supplement describing the Securities.

In addition, the debt securities that may be offered may be guaranteed by certain direct and indirect subsidiaries of Taseko with respect to the payment of the principal, premium, if any, and interest on the debt securities. The Company expects that any guarantee provided in respect of senior debt securities would constitute a senior and unsecured obligation of the applicable guarantor. Such subsidiary guarantees may be guaranteed by Taseko on a senior and unsecured basis. For a more detailed description of the debt securities that may be offered, see “Description of Securities – Debt Securities - Guarantees”, below.

The Company’s Securities may be sold through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by the Company. In connection with any underwritten offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”. A prospectus supplement will set out the names of any underwriters, dealers or agents involved in the sale of the Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for the Securities, including the net proceeds the Company expects to receive from the sale of the Securities, if any, the amounts and prices at which the Securities are sold and the compensation of such underwriters, dealers or agents.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Company is a foreign private issuer under United States securities laws and is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Investors should be aware that such requirements are different from those of the United States. In particular, the Company has prepared its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies (see the discussion under the heading, “Note to United States Readers Regarding Differences Between United States and Canadian Reporting Practices,” for more information). In addition, the disclosure in this Prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms and contains mineral resource estimates that comply with reporting standards in Canada that differ significantly from the requirements of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, the information contained in this Prospectus and the documents incorporated by reference herein describing the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws (see the discussion under the heading, “Cautionary Note to United States Investors Regarding Estimates of Reserves and Measured, Indicated and Inferred Resources,” for more information).

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This Prospectus is part of a registration statement on Form F-10 relating to the Securities that the Company filed with the SEC. This Prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Investors should refer to the registration statement and the exhibits to the registration statement for further information with respect to the Company and the Securities.

Investors should rely only on the information contained or incorporated by reference in this Prospectus and any applicable prospectus supplement. The Company has not authorized anyone to provide Investors with different or additional information. If anyone provides Investors with different or additional information, Investors should not rely on it. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Investors should assume that the information contained in this Prospectus and any applicable prospectus supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus and any applicable prospectus supplement or of any sale of the Company’s securities. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus and any applicable prospectus supplement and the documents incorporated by reference in this Prospectus and any applicable prospectus supplement were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The Company has not independently verified this information, and the Company does not make any representation as to the accuracy of this information.

In this Prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts are in Canadian dollars.

The head office of the Company is located at Suite 300 - 905 West Pender Street, Vancouver, British Columbia, V6C 1L6. The registered office of the Company is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7.

NOTICE TO UNITED STATES INVESTORS

This offering is made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and Canada. Although the Company intends to include in the applicable prospectus supplement a description of certain income tax consequences to an investor acquiring any securities offered thereunder, such consequences for investors who are resident in, or citizens of, the United States may not be described fully therein.

The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that the Company is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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TABLE OF CONTENTS

Documents Incorporated by Reference	1
Forward Looking Statements	2
Interpretation, Currency and Exchange Rates and General Information	3
Cautionary Note to United States Investors Regarding Estimates of Reserves and Measured, Indicated and Inferred Resources	4
Note to United States Readers Regarding Differences Between United States and Canadian Financial Reporting Practices	5
Additional Information	6
Enforceability of Civil Liabilities by U.S. Investors	7
The Company	7
Use of Proceeds	12
Consolidated Capitalization	13
Plan of Distribution	13
Description of Securities	13
Canadian Federal Income Tax Considerations	29
Material U.S. Federal Income Tax Considerations	29
Legal Matters	29
Auditors, Transfer Agent and Registrar	29
Documents Filed As Part of the Registration Statement	29

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island. Copies of the documents incorporated herein by reference may be obtained on request without charge from Taseko Mines Limited, #300, 905 West Pender Street, Vancouver, British Columbia, V6C 1L6 (Telephone 778-373-4533) Attn: the Secretary, and are also available electronically at www.sedar.com. The Company’s filings through SEDAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents filed with the securities commission or similar regulatory authority in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island, are specifically incorporated by reference into and, except where herein otherwise provided, form an integral part of this Prospectus:

  annual information form dated March 28, 2011 for the fiscal year ended December 31, 2010 (the “Annual Information Form”);

  consolidated financial statements and the notes thereto as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and for the fifteen month period ended December 31, 2008, together with the auditors’ report dated March 16, 2011 thereon;

  management’s discussion and analysis for the year ended December 31, 2010;

  management information circular dated May 13, 2010 relating to the annual general meeting of shareholders held June 16, 2010; and

  consolidated financial statements and the notes thereto as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and the fifteen month period ended December 31, 2008 which include note 23, “Differences between Canadian and United States Generally Accepted Accounting Principles”, together with the auditors’ report dated March 28, 2011 thereon. These financial statements were filed in Canada on March 30, 2011 as “Other” and filed in the United States with the Company’s 40-F Annual Report on March 30, 2011.

Material change reports (other than confidential reports), business acquisition reports, interim financial statements, all other documents of the type referred to above, and any other document of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, filed by the Company with the securities commission or similar regulatory authority in the Provinces of British Columbia, Alberta, Manitoba, Ontario, Saskatchewan, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island after the date of this Prospectus and before completion or withdrawal of the offering, will also be deemed to be incorporated by reference into this prospectus.

To the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus, or the registration statement of which it forms a part, other information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and to the extent expressly provided therein.

All information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. Each prospectus supplement will be incorporated by reference into this Prospectus for the purposes of applicable securities legislation as of the date of the prospectus supplement and only for the purpose of the distribution of the Securities to which the prospectus supplement pertains. Investors should read this Prospectus and any applicable prospectus supplement carefully before investing in the Company’s Securities.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

FORWARD LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference, contain forward-looking statements and forward-looking information (collectively referred to as “forward-looking statements”) which may not be based on historical fact, including without limitation statements regarding the Company’s expectations in respect of future financial position, business strategy, future production, reserve potential, exploration drilling, exploitation activities, events or developments that the Company expects to take place in the future, projected costs and plans and objectives. Often, but not always, forward-looking statements can be identified by the use of the words “believes”, “may”, “plan”, “will”, “estimate”, “scheduled”, “continue”, “anticipates”, “intends”, “expects”, and similar expressions.

Such statements reflect the Company’s current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others:

  delays or inability to successfully complete the environmental assessment review process for the Prosperity Project;

  the potential for increase in the cash cost of production;

  lack of mineral reserves at the Harmony Project and Aley Project;

  the estimates of mineral resources is a subjective process, the accuracy of which is a function of the quantity and quality of available data and the assumptions made and judgment used in the engineering and geological interpretation, which may prove to be unreliable, and may be subject to revision based on various factors;

  fluctuation of metal prices and currency rates;

  uncertain project realization values;

  current global economic conditions;

  changes in mining legislation adversely affecting our operations;

  inability to obtain adequate financing on acceptable terms;

  inability to obtain necessary exploration and mining permits and comply with all government requirements including environmental, health and safety laws;

  inability to attract and retain key personnel; and

  other risks detailed from time-to-time in the Company’s quarterly filings, annual information forms, annual reports and annual filings with securities regulators.

Certain of the assumptions the Company has made include assumptions regarding, among other things:

  future commodity prices;

  the cost of carrying out exploration and development activities on certain of the Company’s mineral properties;

  the Company’s ability to obtain and keep the necessary expertise in order to carry out its operating, exploration and development activities within the planned time periods; and

  the Company’s ability to obtain adequate financing on acceptable terms.

Such information is included, among other places, in this Prospectus under the headings “The Company”, “Use of Proceeds”, and in the annual information form under the heading “Description of Business” and in the Management’s Discussion and Analysis for the year ended December 31, 2010, each of such documents being incorporated by reference in this Prospectus.

These factors should be considered carefully and readers are cautioned not to place undue reliance on the forward-looking statements. Readers are cautioned that the foregoing list of risk factors is not exhaustive and it is recommended that prospective investors consult the more complete discussion of risks and uncertainties facing the Company included in this Prospectus.

Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on the information available to it on the date such statements were made, no assurances can be given as to future results, approvals or achievements. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. The Company disclaims any duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results or to changes in the Company’s expectations except as otherwise required by applicable law.

INTERPRETATION, CURRENCY AND EXCHANGE RATES AND GENERAL INFORMATION

In this Prospectus:
g/t	means grams per tonne;
km	means kilometres;
kV	means kilovolts;
Lb	means pound;
m	means metres;
NI 43-101	means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;
ton	means 2,000 pounds; and
tonne or t	means 1 metric tonne, equal to 1,000 kilograms, or 1.102 tons.

Except as set forth under “Description of Securities” and unless the context otherwise requires, references to the “Company” “we”, “our”, “us” or “Taseko” mean Taseko Mines Limited and the Company’s subsidiary, Gibraltar Mines Ltd.

All currency amounts in this Prospectus are in Canadian dollars unless otherwise indicated. On March 29, 2011, CDN$1.00 was equivalent to US$1.0245 as reported by the Bank of Canada.

Taseko uses the imperial measure of tons to describe its reserves and resources at the Gibraltar Mine, and uses metric tonnes to describe its reserves and resources at the Prosperity Project. The difference is due to the age of the projects and, since the Gibraltar Mine has been in production for many years, it has continued to use the imperial measure for consistency, whereas the Prosperity Project has adopted the metric standard used in Canada today.

The address of the Company’s website is www.tasekomines.com. Information contained on the Company’s website is not part of this Prospectus or incorporated by reference herein. Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus. The Company has not authorized any person to provide different information.

The Securities being offered for sale under this Prospectus may only be sold in those jurisdictions in which offers and sales of the Securities are permitted. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Securities in any jurisdiction where it is unlawful to do so. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING ESTIMATES
OF RESERVES AND MEASURED, INDICATED AND INFERRED RESOURCES

The disclosure in this Prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms that comply with reporting standards in Canada, and certain mineral resource estimates are made in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

This Prospectus includes mineral reserve estimates that have been calculated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7 (under the Exchange Act), as interpreted by the staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this prospectus may not qualify as “reserves” under SEC standards.

In addition, this Prospectus uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The Company advises prospective investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize  them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of the inferred resources exist. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies.

It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this Prospectus is economically or legally mineable.

For the above reasons, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

NOTE TO UNITED STATES READERS REGARDING DIFFERENCES
BETWEEN UNITED STATES AND CANADIAN FINANCIAL REPORTING PRACTICES

Taseko prepares its financial statements in accordance with Canadian GAAP, which differ from U.S. generally accepted accounting principles (“U.S. GAAP”). Therefore, the Company’s financial statements incorporated by reference in this Prospectus, and in the documents incorporated by reference in this Prospectus, may not be comparable to financial statements prepared in accordance with U.S. GAAP. Prospective investors should refer to note 23 to the audited consolidated financial statements entitled “Differences between Canadian and United States Generally Accepted Accounting Principles” for the years ended December 31, 2010 and 2009 and the fifteen months ended December 31, 2008 (as filed in Canada on March 30, 2011 as “Other” and filed in the United States with the Company’s 40-F Annual Report on March 30, 2011), for a discussion of the principal differences between the Company’s financial results determined under Canadian GAAP and under U.S. GAAP. The Supplementary Note should be read in conjunction with, respectively, the Company’s audited consolidated financial statements as at and for the periods ended December 31, 2010 and 2009. See “Documents Incorporated by Reference”.

Canadian public companies will be required to prepare financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, for financial years beginning on or after January 1, 2011. Effective January 1, 2011, the Company has adopted IFRS as the basis for preparing its consolidated financial statements. The Company will issue its financial results for the quarter ended March 31, 2011 prepared on an IFRS basis and will provide comparative data on an IFRS basis as required.

The IFRS conversion project consists of four phases: diagnostic; design and planning; implementation; and post implementation. The Company has completed the diagnostic, design and planning and implementation phases. The major variances identified and adjusted include the valuation of compound financial instruments, accounting for property, plant and equipment, the effects of changes in foreign currency exchange rates and alternatives available under IFRS 1 – First Time Adoption of IFRS. The conversion to IFRS has had a relatively low impact on the financial record keeping, internal control and financial disclosure of the Company due to the historical exploration and project development nature of the Company’s business. Accounting systems have been assessed and reconfigured to ensure accurate reporting under IFRS, both internally and externally. The Company’s key financial staff has been trained in IFRS and the majority of them have been exposed to reporting under IFRS for five years or more. The adoption of IFRS principles is expected to have a material affect on the manner in which the Company reports its accounts.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the offering of the Securities. The Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the informational reporting requirements of the Exchange Act as the Common Shares are registered under Section 12(b) of the Exchange Act. Accordingly, the Company is required to publicly file reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada (the “MJDS”), the Company is permitted to prepare such reports and other information in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements.

As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements in connection with meetings of its shareholders. In addition, the officers, directors and principal shareholders of the Company are exempt from the reporting and short-swing profit recovery rules contained in Section 16 of the Exchange Act.

The Company files annual reports on Form 40-F with the SEC under the MJDS, which annual reports include:

  the annual information form;

  management’s discussion and analysis of financial condition and results of operations;

  consolidated audited financial statements, which are prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP; and

  other information specified by the Form 40-F.

As a foreign private issuer, the Company is required to furnish the following types of information to the SEC under cover of Form 6-K:

  material information that the Company otherwise makes publicly available in reports that the Company files with securities regulatory authorities in Canada;

  material information that the Company files with, and which is made public by, the TSX and Amex; and

  material information that the Company distributes to its shareholders in Canada.

Investors may read and copy, for a fee, any document that the Company has filed with or furnished to the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. Investors may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system (“EDGAR”) at www.sec.gov. Investors may read and download any public document that the Company has filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

The Company is a corporation formed under and governed by the Business Corporations Act (British Columbia). All but one of the Company’s directors, all of its officers, and all of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and all of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of the Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of the Securities who reside in the United States to realize upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company has been advised by its Canadian counsel, McMillan LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by McMillan LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Corporation Service Company as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of, related to, or concerning the offering of the Securities under this Prospectus.

THE COMPANY

Overview

Taseko was incorporated on April 15, 1966 under the laws of the Province of British Columbia. Taseko’s registered office is located at Suite 1500-1055 West Georgia, Vancouver, British Columbia, V6E 4N7, and its operational head office is located at Suite 300, 905 West Pender Street, Vancouver, British Columbia, V6C 1L6.

Taseko has two material subsidiaries, Gibraltar Mines Ltd. (“Gibraltar”) and Aley Corporation (“Aley”). It has other inactive or non-material subsidiaries described in the Annual Information Form. Taseko owns 100% of the common shares of Aley and all of the common shares of Gibraltar, which also has outstanding a class of preferred shares which are expected to be redeemed through the issuance of 6.3 million Taseko common shares in the second quarter of 2011, making Gibraltar a 100% subsidiary.

On March 31, 2010, Gibraltar sold a 25% joint venture interest in the Gibraltar mine, a copper and molybdenum mine (the “Gibraltar Mine”), to Cariboo Copper Corp. (“Cariboo”) for $187.0 million. Cariboo is a consortium that consists of three Japanese corporations: Sojitz Corporation (50%), Dowa Corporation (25%) and Furakawa Corporation (25%). Gibraltar retains a 75% interest in the Gibraltar joint venture and is the operator of the Gibraltar Mine.

The Gibraltar Mine restarted operations in October 2004 after being on care and maintenance for several years. The Company estimates that the Gibraltar Mine has 445 million tons of reserves, or 24 years at the current rate of production. Taseko also owns the Prosperity gold and copper project (the “Prosperity Project”) which is a pre-development stage project for which Taseko is in the process of seeking federal Canadian government environmental approvals to build a mine. Aley’s niobium property (the “Aley Project”) was recently the subject of a promising exploration program, which is discussed below (See “The Company – Aley Niobium Project”), but is an early exploration stage project. Taseko also owns the Harmony gold project (the “Harmony Project”), which is at the late exploration stage but which is currently inactive. All of these projects are located in British Columbia, Canada.

Gibraltar Mine

Unless stated otherwise, information of a technical or scientific nature related to the Gibraltar Mine contained in this Prospectus (including documents incorporated by reference herein) is summarized or extracted from a technical report entitled “Technical Report on the 105 Million Ton Increase in Mineral Reserves at the Gibraltar Mine” dated January 23, 2009 (the “Gibraltar Technical Report”), prepared by Scott Jones, P. Eng., filed on Taseko’s profile on SEDAR at www.sedar.com and updated with 2009 production results. Mr. Jones is not independent of Taseko by virtue of being employed by the Company as Vice-President, Engineering.

The Gibraltar Mine is located near the City of Williams Lake in south-central British Columbia. As at December 31, 2009, the Gibraltar Mine had proven and probable mineral reserves of 445 million tons grading 0.314% copper and 0.008% molybdenum (see Table 1).

The Gibraltar Mine obtained government permitting and re-started operation in early October 2004 following several years on care and maintenance as a result of low metal prices. Commercial production re-started on January 1, 2005 and has continued to the present. Total production in the four years leading up to December 31, 2010 was 48.7 million tons milled, producing 280.7 million lb. of copper in concentrate and cathode, and 2.8 million lb. of molybdenum. Construction of the Phase 1 mill expansion was completed in February 2008. The majority of the construction schedule of a Phase 2 expansion program, designed to increase concentrator throughput from 46,000 tpd to 55,000 tpd was completed in 2010. Installation of the in-pit crusher and conveyor and the Semi-Autogenous Grinding (“SAG”) mill direct feed system is scheduled for completion in the second quarter of 2011.

In 2011, the Company plans to move forward with a Phase 3 expansion program at the Gibraltar Mine. The Gibraltar Development Plan 3 ("GDP-3") will include construction of a new concentrator to complement the existing 55,000 tpd facility, which is expected to increase annual production capacity to over 170 million pounds of copper. A new molybdenum recovery facility is also planned to increase annual molybdenum production to over two million pounds. The capital cost for the concentrator facility is estimated to be $235 million, plus approximately $90 million for the additional mining equipment. The $325 million total capital cost represents 100% of the outlays required. Gibraltar’s share will be 75% of that amount. Proceeding with GDP-3 will require the consent of Cariboo, who holds 25% of the joint venture, which has a consent right over expansions of 30% or more from the mine plan.

One hundred seventy-three new diamond drill holes were completed between July 2007 and September 2008, of which 115 drill holes were included in the Gibraltar Extension geological model, and allowed for expansion and update of the reserves at the Gibraltar Mine. The Gibraltar Extension is a body of mineralization on the Gibraltar Mine property which has shape and structure that are significantly different from other deposits that occur on the property. Drilling up until the 2008 program had provided details of the northwest and southeast portions of the Gibraltar deposit but the central zone was under-drilled and poorly defined. The 2008 program objective was to test the continuity of mineralization between the two ends and increase drillhole density along the Gibraltar deposit to upgrade the resource model blocks from inferred to measured and indicated category so that proven and probable reserves could be estimated.

The reserve estimates for the Gibraltar Extension deposit used long term metal prices of US$1.75/lb for copper and US$10.00/lb for molybdenum and a foreign exchange rate of Cdn$0.82 per US dollar. The balance of the reserves used September 2007 NI 43-101 estimates reduced by actual 2008 and 2009 mining, with long term metal prices of US$1.50/lb for copper, US$10/lb for molybdenum and a foreign exchange rate of $0.80 per US dollar.

The proven and probable reserves as of December 31, 2010 are tabulated in Table 1 below and are NI 43-101 and SEC Guide 7 compliant.

Table 1: Gibraltar Mineral Reserves
at 0.20% Copper Cut-off

		Tons	Cu	Mo
Pit	Category	(millions)	(%)	(%)
Connector	Proven	40.4	0.296	0.010
	Probable	14.8	0.271	0.009
	Subtotal	55.2	0.289	0.010
Gibraltar	Proven	66.8	0.286	0.008
	Probable	33.3	0.285	0.013
	Subtotal	100.1	0.286	0.010
Granite	Proven	163.4	0.323	0.009
	Probable	21.6	0.319	0.009
	Subtotal	185.0	0.322	0.009
Gibraltar Extension	Proven	75.4	0.352	0.002
	Probable	29.3	0.304	0.002
	Subtotal	104.7	0.339	0.002
Total		445.0	0.314	0.008

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources

This section uses the terms ‘measured resources’ and ‘indicated resources’. The Company advises investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them.
Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

The mineral reserves stated above are contained within the mineral resources shown in Table 2 below.

Table 2

Gibraltar Mine Mineral Resources
at 0.20% Copper Cut-off

Category	Tons	Cu	Mo
	(millions)	(%)%)
Measured	583.0	0.301	0.008
Indicated	361.0	0.290	0.008
Total	944.0	0.297	0.008

Prosperity Project

Cautionary Note to Investors Concerning Reserve Estimates

The following mineral reserves have been estimated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7 under the Exchange Act, as interpreted by Staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this prospectus or in documents incorporated herein by reference may not qualify as “reserves” under SEC standards. In addition, disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report reserves in ounces, and requires reporting of mineralization that does not qualify as reserves as in place tonnage and grade without reference to unit measures.

Unless stated otherwise, information of a technical or scientific nature related to the Prosperity Project contained in this Prospectus (including documents incorporated by reference herein) is summarized or extracted from a technical report entitled “Technical Report on the 344 million tonne increase in mineral reserves at the Prosperity Gold – Copper Project” dated December 17, 2009 (the “Prosperity Technical Report”), prepared by Scott Jones, P. Eng., filed on Taseko’s profile on SEDAR at www.sedar.com. Mr. Jones is not independent of Taseko by virtue of being employed by the Company as Vice-President, Engineering.

The Prosperity Project is located 125 km southwest of the City of Williams Lake in the Cariboo-Chilcotin region of British Columbia. The following are the highlights of the Prosperity Project:

  Located near existing infrastructure in south-central British Columbia;

  33 year mine life at a milling rate of 70,000 tonnes/day; and

  Life of mine waste-to-ore strip ratio of 1.5.

In 2009, Taseko updated the mineral reserve estimate from a 2007 feasibility study on the Prosperity Project by assuming long term metal prices of $1.65/lb Cu and $650/oz Au. The resulting mineral reserves are shown in Table 3.

Table 3
Prosperity Mineral Reserves
at $5.50 NSR/t Pit-Rim Cut-off

Category	Tonnes	Gold	Copper	Recoverable	Recoverable
	(millions)	(g/t)	(%)	Gold Ounces	Copper Pounds
				(millions)	(billions)
Proven	481	0.46	0.26	5.0	2.4
Probable	350	0.35	0.18	2.7	1.2
Total	831	0.41	0.23	7.7	3.6

Recoverable gold and copper calculated using recoveries of 69% and 87%, respectively.

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources

This section uses the terms ‘measured resources’ and ‘indicated resources’. The Company advises investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC defined reserves.

The Proven and Probable Reserves on the Prosperity Project are included in the Measured and Indicated Mineral Resources disclosed in Table 4 below. The Mineral Resources are as outlined by drilling to date, and estimated at a 0.14% copper cut-off.

Table 4 Prosperity Mineral Resources
at 0.14% Copper Cut-Off

	Tonnes	Gold	Copper
Category	(millions)	(g/t)	(%)
Measured	547.1	0.46	0.27
Indicated	463.4	0.34	0.21
Total	1,010.5	0.41	0.24

Taseko carried out ongoing and systematic exploration programs on the Prosperity Project from 1991 to 1999, drilling 156,339 m in 470 holes and outlining a large porphyry gold-copper deposit. Taseko re-initiated work on the Prosperity Project in late 2005, and a mill redesign and project cost review was completed in 2006.

Based on ongoing feasibility work through 2007, the following development and production scenario is envisaged. Activities during a pre-production period of two years would include construction of the electricity transmission line; upgrading and extension of current road access and mine site clearing; site infrastructure, processing, and tailings starter dam construction; removal and storage of overburden; and pre-production waste development.

The mine plan utilizes a large-scale conventional truck and shovel open pit mining and milling operation. Following a one and a half year pre-strip period, total material moved over years one through 31 averages 170,000 tonnes/day at a strip ratio of 1.5:1. A declining net smelter return cut-off is applied to the mill feed, which defers lower grade ore for later processing. The lower grade ore is recovered from stockpile for the final years of the mine plan.

The Prosperity Project processing plant has been designed with a nominal capacity of 70,000 tonnes/day. Expected life-of-mine metallurgical recovery is 87% for copper and 69% for gold, with annual production averaging 110 million pounds copper and 234,000 ounces gold over the 33 year mine life.

The copper-gold concentrate will be hauled with highway trucks to an expanded load-out facility at Gibraltar’s existing facility near Macalister for rail transport to various points of sale, but mostly through the Port of Vancouver for shipment to smelters and refineries around the world.

Power will be supplied via a new 124 km long, 230 kV transmission line from Dog Creek on the BC Hydro grid. Infrastructure would also include the upgrade of sections of the existing road to the site, construction of a short spur to the minesite, an on-site camp, equipment maintenance shop, administration office, concentrator facility, warehouse, and explosives facilities. Based on the Prosperity Technical Report, the Prosperity Project would employ up to 460 permanent and 60 contractor personnel.

On May 12, 2010, the Company entered into a gold stream transaction with Franco-Nevada Corporation (“Franco-Nevada”), under which Franco-Nevada will purchase gold equal to 22% of the life of mine gold produced at the project. Staged cash deposits aggregating US$350 million will be paid during mine construction, and two million Franco-Nevada warrants will be issued on the date of the first advance of the cash payment. For each ounce of gold delivered to Franco-Nevada, Taseko will receive a further cash payment of US$400/oz (subject to an inflationary adjustment) or the prevailing market price, if lower. The deposit will be credited with the difference between US$400/oz and the market price of gold for each ounce delivered until the deposit is fully credited. Each warrant is exercisable to purchase one Franco-Nevada common share at a price of $75.00 until June 16, 2017 and will be listed under the same terms as the warrants listed on TSX under the symbol FNV.WT.A. The conditions to funding the gold stream include obtaining full financing of the project, receipt of all material permits to construct and operate Prosperity, and securing marketing arrangements for the majority of the concentrate. Franco-Nevada may terminate this agreement on ten business days’ written notice to Taseko.

Aley Niobium Project

On January 10, 2011, Taseko announced that its late 2010 core drilling program completed at the Aley Project was a success. Assay results indicated potential for development of a significant niobium resource. The Aley Project had not previously been considered material to Taseko, but ongoing work at the Aley Project may make it so.

Taseko's 2010 exploration program consisted of geological mapping and diamond drilling of 23 drill holes (2010-12 through 2010-34), for a total of 4,460 metres. Assay results for 21 of these drill holes were released, and holes intersected excellent grade niobium mineralization across an area measuring over 900 metres east-west and 350 metres north-south. Mineralized drill intercepts range up to over 200 metres in length; the true widths will be determined by further delineation drilling. Niobium mineralization intersected is highly continuous and close to surface. The extensive body of niobium mineralization indicated by the 2010 drilling is open to expansion in at least three directions and to depth.

Harmony Project

The Company estimates that the Harmony Project hosts up to a 3 million ounce gold resource; however opposition to mining in Haida Gwai’i, infrastructure challenges due to the project’s location on an island, and Taseko’s focus on Gibraltar and the Prosperity Project has resulted in the Company undertaking property maintenance and environmental monitoring activities at Harmony for the last 10 years. In late 2007, after the Queen Charlotte-Haida Gwaii Land and Resource Management Plan designated the area in which the Harmony Project is located as a mineral development zone, Taseko initiated a review of the metallurgical flow sheet and prior mine development planning to establish further work programs. The Company plans to carry out additional work on the project in 2011.

Recent Developments

Environmental Review Process

The Prosperity Project received approval under the Environmental Assessment Act (British Columbia) on January 14, 2010. The Federal Panel process, in which public hearings were conducted by a three-person panel operating under defined Terms of Reference, concluded on May 3, 2010. The Federal Panel submitted its findings to the Canadian Federal Minister of Environment on July 2, 2010. The panel findings were essentially the same as the conclusions reached in the Provincial Environmental Assessment, being that loss of Fish Lake and the adjacent meadows would result in significant adverse environmental effects; however, the provincial process concluded that the environmental impacts were justified because the lake and fishery will be replaced and the economic and social benefits generated are significant, but the panel was not mandated to assess economic and social value generated by the Prosperity Project.

On November 2, 2010, the Federal Minister of Environment announced that the Prosperity Project “as proposed” cannot be granted federal authorization to proceed. Taseko undertook discussions with both the Federal and Provincial Governments to define the issues and determine if solutions can be developed so that the Prosperity Project can move forward and meet the criteria that the Federal Government deems appropriate. As a result, on February 21, 2011, the Company submitted a new Project Description for the Prosperity Project with the Government of Canada. The revised plan addresses concerns indentified in the federal review process by reducing environmental impacts, preserving Fish Lake and its aquatics, and enabling all mine operations and related components to be contained within one single watershed. There can be no certainty that this resubmission or any other submission will ultimately result in Federal Government approval for the Prosperity Project.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, Taseko intends to use the net proceeds from the sale of the Securities for general corporate purposes. More detailed information regarding the use of proceeds from the sale of the Securities may be described in any applicable prospectus supplement. Pending the application of the net proceeds, Taseko intends to invest the net proceeds in investment-grade, interest-bearing securities, the primary objectives of which are liquidity and capital preservation.

CONSOLIDATED CAPITALIZATION

The authorized share capital of the Company consists of an unlimited number of common shares without par value, of which 189,153,687 were issued and outstanding as at March 29, 2011. Since December 31, 2010, the date of the Company’s most recently filed financial statements, there have been no material changes in the Company’s consolidated share capital, other than the issuance of 1,655,834 common shares of the Company and the issuance of 2,270,000 share options at the exercise price of $5.13.

PLAN OF DISTRIBUTION

The Company may sell Securities to or through underwriters or dealers and also may sell Securities directly to purchasers or through agents. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying prospectus supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

If so indicated in the applicable prospectus supplement, the Company may authorize dealers or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase the Securities directly from the Company pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

This prospectus qualifies Securities. The specific terms of any offering of Securities will be described in the applicable prospectus supplement. The prospectus supplement relating to any offering of Securities will set forth the terms of the offering of the Securities, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions, the currency in which the Securities may be issued and any other discounts or concessions to be allowed or reallowed to dealers. Any underwriters involved with respect to any offering of Securities sold to or through underwriters will be named in the prospectus supplement relating to such offering.

DESCRIPTION OF SECURITIES

Common Shares

The holders of Common Shares are entitled to receive notice of any meeting of the shareholders of the Company and to attend and vote thereat, except those meetings at which only the holders shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of preferred shares, the holders of Common Shares are entitled to receive on a pro-rata basis such dividends as the board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of assets of the Company remaining after payment of all of liabilities, subject to the rights of holders of preferred shares. The Company’s common shares carry no pre-emptive or conversion rights.

Warrants

This section describes the general terms that will apply to any Warrants for the purchase of Common Shares. The Company will not offer Warrants for sale unless the applicable prospectus supplement containing the specific terms of the Warrants to be offered separately is first approved, in accordance with applicable laws, for filing by the securities commissions or similar regulatory authorities in each of the jurisdictions where the Warrants will be offered for.

Subject to the foregoing, the Company may issue Warrants independently or together with other securities, and Warrants sold with other securities may be attached to or separate from the other securities. Warrants may be issued directly by us to the purchasers thereof or under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any warrant agreement and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. Investors should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering of Warrants will be filed by Taseko with the applicable securities regulatory authorities in Canada following its execution.

The particular terms of each issue of Warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

  the designation (series or otherwise) and aggregate number of Warrants;

  the price at which the Warrants will be offered;

  the currency or currencies in which the Warrants will be offered;

  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  whether the warrants will be listed on a recognized stock exchange;

  the number of common shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

  the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each security;

  the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

  material Canadian and United States federal income tax consequences of owning the Warrants; and

  any other material terms or conditions of the Warrants.

Subscription Receipts

This section describes the general terms that will apply to any subscription receipts that may be offered by the Company pursuant to this Prospectus. Subscription receipts may be offered separately or together with Common Shares or Warrants, as the case may be. The subscription receipts will be issued under a subscription receipt agreement.

In the event the Company issues subscription receipts, the Company will provide the original purchasers of subscription receipts a contractual right of rescission exercisable following the issuance of common shares to such purchasers.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. A copy of the subscription receipt agreement relating to an offering of subscription receipts will be filed by the Company with the applicable securities regulatory authorities after it has been entered into by the Company. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

  the number of subscription receipts;
  the price at which the subscription receipts will be offered;
  the procedures for the exchange of the subscription receipts into Common Shares or Warrants;
  the number of Common Shares or Warrants that may be exchanged upon exercise of each subscription receipt;
  the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;
  terms applicable to the gross or net proceeds from the sale of the subscription receipts plus any interest earned thereon;
  material Canadian and United States income tax consequences of owning the subscription receipts; and
  any other material terms and conditions of the subscription receipts.

Units

The Company may issue Units comprised of one or more of the other Securities described in the Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such Units.

Debt Securities

The Company may issue debt securities (“Debt Securities”) in one or more series under an indenture (the “Indenture”), to be entered into among the Company, a Canadian trustee and a U.S. trustee. The Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

A copy of the form of the Indenture will be filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part. The following description sets forth certain general material terms and provisions of the Debt Securities and is not intended to be complete. For a more complete description, prospective investors should refer to the Indenture and the terms of the Debt Securities. If Debt Securities are issued, the Company will describe in the applicable Prospectus Supplement the particular terms and provisions of any series of the Debt Securities and a description of how the general terms and provisions described below may apply to that series of the Debt Securities. Prospective investors should rely on information in the applicable Prospectus Supplement and not on the following information to the extent that the information in such Prospectus Supplement is different from the following information. The Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a report on Form 6-K that the Company furnishes to the SEC, any supplemental indenture describing the terms and conditions of Debt Securities the Company is offering before the issuance of such Debt Securities.

The Company may issue debt securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture will not limit the aggregate principal amount of Debt Securities that the Company may issue under the Indenture and will not limit the amount of other indebtedness that the Company may incur. The Indenture will provide that the Company may issue Debt Securities from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be unsecured obligations of the Company. The Indenture will also permit the Company to increase the principal amount of any series of the Debt Securities previously issued and to issue that increased principal amount.

The applicable Prospectus Supplement for any series of Debt Securities that the Company offers will describe the specific terms of the Debt Securities and may include, but is not limited to, any of the following:

  the title of the Debt Securities;

  the aggregate principal amount of the Debt Securities;

  the percentage of principal amount at which the Debt Securities will be issued;

  whether payment of principal, interest and premium, if any, on the Debt Securities will be senior or subordinated to the Company’s other liabilities or obligations;

  whether payment of the Debt Securities will be guaranteed by any other person;

  the date or dates, or the methods by which such dates will be determined or extended, on which the Company may issue the Debt Securities and the date or dates, or the methods by which such dates will be determined or extended, on which the Company will pay the principal on the Debt Securities and the portion (if less than the principal amount) of Debt Securities to be payable upon a declaration of acceleration of maturity;

  whether the Debt Securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments, or the methods by which such dates will be determined;

  the place or places the Company will pay principal, premium and interest, if any, and the place or places where Debt Securities can be presented for registration of transfer, exchange or conversion;

  whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the Debt Securities, and whether and on what terms the Company will have the option to redeem the Debt Securities rather than pay the additional amounts;

  whether the Company will be obligated to redeem, repay or repurchase the Debt Securities pursuant to any sinking or other provision, or at the option of a holder and the terms and conditions of such redemption, repayment or repurchase;

  whether the Company may redeem the Debt Securities, in whole or in part, prior to maturity and the terms and conditions of any such redemption;

  the denominations in which the Company will issue any registered Debt Securities, if other than denominations of $2,000 and integral multiples of $l,000 in excess thereof and, if other than denominations of $5,000 and integral multiples of $5,000, the denominations in which any unregistered Debt Security shall be issuable;

  whether the Company will make payments on the Debt Securities in a currency other than U.S. dollars;

  whether payments on the Debt Securities will be payable with reference to any index, formula or other method;

  whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary for the global securities;

  whether the Company will issue the Debt Securities as unregistered securities, registered securities or both;

  any changes or additions to, or deletions of, events of default or covenants whether or not such events of default or covenants are consistent with the events of default or covenants in the Indenture;

  the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

  whether the holders of any series of Debt Securities have special rights if specified events occur;

  the terms, if any, for any conversion or exchange of the Debt Securities for any other securities;

  provisions as to modification, amendment or variation of any rights or terms attaching to the Debt Securities; and

  any other terms, conditions, rights and preferences (or limitations on such rights and preferences).

Unless stated otherwise in the applicable Prospectus Supplement, no holder of Debt Securities will have the right to require the Company to repurchase the Debt Securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or the Company has a change of control.

The Company may issue Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell the Debt Securities at a discount below their stated principal amount. The Company may also sell any of the Debt Securities for a foreign currency or currency unit, and payments on the Debt Securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable Prospectus Supplement.

The Company may issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless the reopening was restricted when such series was created).

Guarantees

The Company’s payment obligations under any series of Debt Securities may be guaranteed by certain of the Company’s direct or indirect subsidiaries. These guarantees may in turn be guaranteed by the Company. The terms of such guarantees will be set forth in the applicable Prospectus Supplement.

Ranking and Other Indebtedness

Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be unsecured obligations and will rank equally with all of the Company’s other unsecured and senior debt from time to time outstanding and equally with other Debt Securities issued under the Indenture.

The Company’s Board of Directors may establish whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.

Ownership Registration of Debt Securities

The Depositary and Book-Entry

Unless otherwise specified in the applicable Prospectus Supplement, a series of the Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of or issued in bearer form and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement relating to that series. Unless and until exchanged, in whole or in part, for the Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of the Debt Securities to be represented by a global security will be described in the applicable Prospectus Supplement relating to such series. The Company anticipates that the provisions described in this section will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the depositary for a global security or its nominee is the registered owner of the global security or holder of a global security in bearer form, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the Debt Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

Any payments of principal, premium, if any, and interest, if any, on global securities registered in the name of a depositary or securities registrar will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. None of the Company, any trustee or any paying agent for the Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of the Debt Securities at any time notifies the Company that it is unwilling or unable to continue as depositary or, if at any time the depositary for such series shall no longer be registered or in good standing under the Exchange Act, and a successor depositary is not appointed by us within 90 days, the Company will issue such series of the Debt Securities in definitive form in exchange for a global security representing such series of the Debt Securities. If an event of default under the Indenture has occurred and is continuing, Debt Securities in definitive form will be printed and delivered upon written request by the holder to the appropriate trustee.

Debt Securities in Definitive Form

A series of the Debt Securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and unregistered securities will be issuable in denominations of $5,000 and integral multiples of $5,000 or, in each case, in such other denominations as may be set out in the terms of the Debt Securities of any particular series. Unless otherwise indicated in the applicable Prospectus Supplement, unregistered securities will have interest coupons attached.

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities (other than global securities) will be made at the office or agency designated by the Company, or at the Company’s option the Company can pay principal, interest, if any, and premium, if any, by check mailed to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire transfer to an account of persons who meet certain thresholds set out in the Indenture who are entitled to receive payments by wire transfer. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest, if any, will be made to the persons in whose name the Debt Securities are registered at the close of business on the day or days specified by the Company.

At the option of the holder of Debt Securities, registered securities of any series will be exchangeable for other registered securities of the same series, of any authorized denomination and of a like aggregate principal amount. If, but only if, provided in an applicable Prospectus Supplement, unregistered securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series, of any authorized denominations and of a like aggregate principal amount and tenor. In such event, unregistered securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such unregistered security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, unregistered securities will not be issued in exchange for registered securities.

The applicable Prospectus Supplement may indicate the places to register a transfer of the Debt Securities in definitive form. Service charges may be payable by the holder for any registration of transfer or exchange of the Debt Securities in definitive form, and the Company may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

The Company shall not be required to:

  issue, register the transfer of or exchange any series of the Debt Securities in definitive form during a period beginning at the opening of 15 days before any selection of securities of that series of the Debt Securities to be redeemed and ending on the relevant date of notice of such redemption, as provided in the Indenture;

  register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

  exchange any unregistered security called for redemption except to the extent that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption; or

  issue, register the transfer of or exchange any of the Debt Securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Securities not to be so repaid.

Merger, Amalgamation or Consolidation

The Indenture will provide that the Company and subsidiary guarantors may not amalgamate or consolidate with, merge into or enter into any statutory arrangement with any other person or, directly or indirectly, convey, transfer or lease all or substantially all of the Company’s or such subsidiary guarantor’s properties and assets to another person, unless among other items,

In the case of the Company:

  the resulting, surviving or transferee person is organized and existing under the laws of Canada, or any province or territory thereof, the United States, any state thereof or the District of Columbia, or, if the amalgamation, merger, consolidation, statutory arrangement or other transaction would not impair the rights of holders, any other country;

  the resulting, surviving or transferee person, if other than the Company, assumes all of the Company’s obligations under the Debt Securities and the Indenture; and

  immediately after the transaction, no default or event of default under the Indenture shall have happened and be continuing,

In the case of a subsidiary guarantor:

  the resulting, surviving or transferee person a) shall either be the Company or a subsidiary guarantor, or b) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  in the case of b) above, the resulting, surviving or transferee person assumes all of the subsidiary guarantor’s obligations under the Debt Securities and the Indenture; and

  immediately after the transaction, no default or event of default under the Indenture shall have happened and be continuing.

When such a successor person assumes the Company’s or such subsidiary guarantor’s obligations in such circumstances, subject to certain exceptions, the Company, or such subsidiary guarantor, shall be discharged from all obligations and covenants under the Debt Securities and the Indenture.

Additional Amounts

Unless otherwise specified in the applicable Prospectus Supplement, all payments made by or on behalf of the Company under or with respect to the Debt Securities or guarantees (whether or not in the form of definitive notes) of any series will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) and for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing (“Taxes”), unless the withholding or deduction is then required by law or by the interpretation or administration thereof by the relevant government authority or agency.

If any deduction or withholding for, or on account of, any Taxes imposed or levied under the laws of Canada or by or on behalf of any jurisdiction in which the Company or any subsidiary guarantor (including any successor or other surviving entity) is then incorporated, engaged in business or resident for tax purpose or any political subdivision or taxing authority thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Company or any subsidiary guarantor (including, without limitation, the jurisdiction of an paying agent) (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made under or with respect to the Debt Securities, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant subsidiary guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by each holder after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

  any Taxes that would not have been imposed but for the holder or beneficial owner of the Debt Securities being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Debt Securities;

  any Taxes that are imposed or withheld as a result of the failure of the holder or beneficial owner of the Debt Securities to comply with any reasonable written request, made to that holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by the Company to provide timely and accurate information concerning the nationality, residence or identity of such holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes;

  any Debt Security presented for payment (where Debt Securities are in definitive form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder or beneficial owner (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the Debt Security been presented on any day during such 30-day period);

  any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

  any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to such Directive;

  any Taxes which the payor is not required to deduct or withhold from payments under, or with respect to, the Debt Security;

  any Taxes withheld, deducted or imposed because the holder or beneficial owner of the Debt Security does not deal at arm’s length with the Company or a relevant guarantor at a relevant time for purposes of the Income Tax Act (Canada); or

  is subject to such Taxes by reason of any combination of the items listed above.

The Company or the relevant subsidiary guarantor will make all withholdings or deductions required by law and will remit the full amount deducted or withheld to the relevant taxing authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. Upon request, the Company will provide to any Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Company will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per $1,000 principal amount of the Securities then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustees to the holders of the Securities.

The Company will indemnify the Trustee and each holder of the Securities for and hold them harmless against the full amount of any Taxes paid by or on behalf of such Trustee or such Holder to the extent such Trustee or such Holder was entitled to Additional Amounts with respect thereto.

If the Company or any subsidiary guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Securities, the Company will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company shall notify the Trustees promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.

Tax Redemption

If, and to the extent specified in the applicable Prospectus Supplement, the Debt Securities of a series will be subject to redemption at any time, in whole but not in part, at the option of the Company at any time, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption, upon the giving of a notice, as described below, if (1) the Company determines that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or by or on behalf of any jurisdiction in which the Company or any guarantor (including any successor or other surviving entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision or taxing authority thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Company or any guarantor (including, without limitation, the jurisdiction of a paying agent (each, a “Tax Jurisdiction”) affecting taxation, or any change in or amendment to official position of such Tax Jurisdiction regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after a date specified in the applicable Prospectus Supplement if any date is so specified, the Company has or will become obligated to pay, on the next succeeding date on which any amount would be payable in respect of Debt Securities, Additional Amounts or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of independent tax counsel as referenced below, will result in the Company’s becoming obligated to pay, on the next succeeding date on which any amount would be payable in respect of the Debt Securities, Additional Amounts with respect to any Debt Security issued in Canada of such series and (2) in any such case, the Company, in its business judgment, determines, as evidenced by the officer’s certificate referenced below, that such obligation cannot be avoided by the use of reasonable measures available to the Company (including designating another paying agent); provided however, that (x) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts, and (y) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

In the event that the Company elects to redeem the Debt Securities of such series pursuant to the provisions set forth in the preceding paragraph, the Company shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Debt Securities issued of such series pursuant to their terms.

Prior to the publication or, where relevant, mailing of any notice of redemption of the Debt Securities pursuant to the foregoing, the Company will deliver to the Trustees an opinion of independent tax counsel of nationally recognized standing, to the effect that there has been such change or amendment which would entitle the Company to redeem the Debt Securities hereunder. In addition, before the Company publishes or mails notice of redemption of the Debt Securities as described above, it will deliver to the Trustees a certificate, signed by an authorized officer, stating that the Company cannot avoid its obligation to pay Additional Amounts by the Company taking reasonable measures available to it and all other conditions for such redemption have been met.

The Trustees shall be entitled to rely on such officers’ certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of Debt Securities.

Provision of Financial Information

Whether or not required by the rules of the SEC, so long Debt Securities are outstanding, the Company will furnish to the trustees and holders of Debt Securities or cause the trustees to furnish to the holders of Debt Securities (or file with the SEC for public availability):

  within 120 days after the end of each fiscal year, copies of the Company’s annual financial information and certifications that would be required to be contained in a filing with the SEC on Form 20-F or Form 40-F, as applicable, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s auditors;

  within 60 days after the end of each of the first three fiscal quarters of each fiscal year, all interim quarterly financial information that would be required to be contained in quarterly reports under the laws of Canada or any Province thereof to security holders of a company with securities listed on the TSX, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and whether or not the Company has any of its securities listed on such exchange; and

  within the time periods specified in the SEC’s rules and regulations, all current reports that would be required to be furnished to the SEC on Form 6-K if the Company were required to furnish these reports.

The Company will file a copy of each of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

Notwithstanding that the Company may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual basis on forms provided for such annual reporting pursuant to rules and regulations promulgated by the SEC, the Company will continue to provide the above information and reports specified above to the trustees within the time periods specified above. Taskeo will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods described above.

If the Company has designated any “significant subsidiary” (as defined in Article 1, Rule 1-02 of Regulation S-X) as an Unrestricted Subsidiary (as defined in the applicable Prospectus Supplement), then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries (as defined in the applicable Prospectus Supplement) separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default

Unless otherwise specified in the applicable Prospectus Supplement relating to a particular series of Debt Securities, the following is a summary of events which will, with respect to any series of the Debt Securities, constitute an event of default under the Indenture with respect to the Debt Securities of that series:

  the Company fails to pay principal of, or any premium on, or any Additional Amounts in respect of, any Debt Security of that series when it is due and payable;

  the Company fails to pay interest (including Additional Amounts) payable on any Debt Security of that series when it becomes due and payable, and such default continues for 30 days;

  the Company fails to make any required sinking fund or analogous payment when due for that series of Debt Securities;

  the Company fails to observe or perform any of its covenants or agreements in the Indenture that affect or are applicable to the Debt Securities of that series for 90 days after written notice to the Company by the trustees or to the Company and the trustees by holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series;

  certain events involving the Company’s bankruptcy, insolvency or reorganization;

  except as otherwise permitted under the Indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its guarantee; and

  any other event of default provided for in that series of Debt Securities.

A default under one series of Debt Securities will not necessarily be a default under another series. A trustee may withhold notice to the holders of the Debt Securities of any default, except in the payment of principal or premium, if any, or interest, if any, if in good faith it considers it in the interests of the holders to do so and so advises the Company in writing.

If an event of default (except for events involving the Company’s bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, a trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series may require the Company to repay immediately:

  the entire principal and interest of the Debt Securities of the series; or

  if the Debt Securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement.

If an event of default relates to events involving the Company’s bankruptcy, insolvency or reorganization, the principal of all Debt Securities will become immediately due and payable without any action by the trustee or any holder.

Subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of the affected series, by written notice to the trustees may, on behalf of the holders of all of the Debt Securities of the affected series, rescind and annul an accelerated payment requirement or waive any existing default or event of default and its consequences under the Indenture, except a continuing default or event of default in the payment of principal of, premium on, if any, or interest, if any, on, the Debt Securities. If Debt Securities are discounted securities, the applicable Prospectus Supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

Other than its duties in case of a default, a trustee is not obligated to exercise any of the rights or powers that it will have under the Indenture at the request or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount of any series of Debt Securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to a trustee, or exercising any trust or power conferred upon a trustee, for any series of Debt Securities.

The Company will be required to furnish to the trustees a statement annually as to its compliance with all conditions and covenants under the Indenture and, if the Company is not in compliance, the Company must specify any defaults. The Company will also be required to notify the trustees as soon as practicable upon becoming aware of any event of default.

No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

  the holder has previously given to the trustees written notice of a continuing event of default with respect to the Debt Securities of the affected series;

  the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustees to institute a proceeding as trustees; and

  the trustees have failed to institute a proceeding, and have not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series affected (or in the case of bankruptcy, insolvency or reorganization, all series outstanding) by an event of default a direction inconsistent with the request, within 60 days after receipt of the holders’ notice, request and offer of indemnity.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of the principal of or any premium, if any, or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

Defeasance

When the Company uses the term “defeasance”, it means discharge from its obligations with respect to any Debt Securities of or within a series under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, if the Company deposits with a trustee cash, government securities or a combination thereof sufficient to pay the principal, interest, if any, premium, if any, and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a series, then at the Company’s option:

  the Company will be discharged from the obligations with respect to the Debt Securities of that series; or

  the Company will no longer be under any obligation to comply with certain restrictive covenants under the Indenture and certain events of default will no longer apply to the Company.

If this happens, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and the replacement of lost, stolen, destroyed or mutilated Debt Securities. These holders may look only to the deposited fund for payment on their Debt Securities.

To exercise the defeasance option, the Company must deliver to the trustees:

  an opinion of counsel in the United States to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

  an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

  a certificate of one of the Company’s officers and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.

If the Company is to be discharged from its obligations with respect to the Debt Securities, and not just from the Company’s covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

In addition to the delivery of the opinions described above, the following conditions must be met before the Company may exercise its defeasance option:

  no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the Debt Securities of the affected series;

  the Company is not an “insolvent person” within the meaning of applicable bankruptcy and insolvency legislation; and

  other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the trustees pursuant to one or more Supplemental Indentures (a “Supplemental Indenture”) with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Debt Securities). However, without the consent of each holder affected, no such modification may:

  change the stated maturity of the principal of, premium, if any, or any instalment of interest, if any, on any Debt Security;

  reduce the principal, premium, if any, or rate of interest, if any, or change any obligation of the Company to pay any Additional Amounts;

  reduce the amount of principal of a debt security payable upon acceleration of its maturity or the amount provable in bankruptcy;

  change the place or currency of any payment;

  affect the holder’s right to require the Company to repurchase the Debt Securities at the holder’s option;

  impair the right of the holders to institute a suit to enforce their rights to payment;

  adversely affect any conversion or exchange right related to a series of Debt Securities;

  reduce the percentage of Debt Securities required to modify the Indenture or to waive compliance with certain provisions of the Indenture;

  reduce the percentage in principal amount of outstanding Debt Securities necessary to take certain actions;

  waive a redemption payment with respect to any Debt Security (other than a payment hat may be required pursuant to certain covenants contained in an amendment or supplement of the provisions of the Indenture);

  release any guarantor from any of its obligations under its guarantee or the Indenture, except in accordance with the Indenture.

The holders of at least a majority in principal amount of outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as only that series is concerned, past defaults under the Indenture and compliance by the Company with certain restrictive provisions of the Indenture. However, these holders may not waive a default in any payment of principal, premium, if any, or interest on any Debt Security or compliance with a provision that cannot be modified without the consent of each holder affected.

The Company may modify the Indenture pursuant to a Supplemental Indenture without the consent of any holders to:

  evidence its successor, or a successor of a subsidiary guarantor, under the Indenture;

  make any change that would provide additional rights or benefits to holders of the Debt Securities or that does not adversely affect the legal rights of a holder;

  add events of default;

  provide for unregistered securities to become registered securities under the Indenture and make other such changes to unregistered securities that in each case do not materially and adversely affect the interests of holders of outstanding Debt Securities;

  establish the forms of the Debt Securities;

  appoint a successor trustee under the Indenture;

  add provisions to permit or facilitate the defeasance and discharge of the Debt Securities as long as there is no material adverse effect on the holders;

  cure any ambiguity, correct or supplement any defective or inconsistent provision or make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding Debt Securities, if any;

  comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the Indenture under such laws to the extent they do not conflict with the applicable laws of the United States;

  change or eliminate any provisions of the Indenture where such change takes effect when there are no Debt Securities outstanding which are entitled to the benefit of those provisions under the Indenture;

  to provide for the assumption by the Company or a subsidiary guarantor’s obligations in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the assets of the Company or subsidiary guarantor;

  to comply with the requirements of the SEC;

  to conform the text of the Indenture, the Debt Securities or a guarantee to the Indenture;

  to provide for the issuance of additional Debt Securities in accordance with the Indenture; and

  to allow a subsidiary guarantor to execute a Supplemental Indenture.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, except that discharge by the Canadian trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto.

The Trustees

Any trustee under the Indenture or its affiliates may provide other services to the Company in the ordinary course of their business. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the Debt Securities, the trustee must eliminate the conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

Resignation and Removal of Trustee

A trustee may resign or be removed with respect to one or more series of the Debt Securities and a successor trustee may be appointed to act with respect to such series.

Consent to Service

In connection with the Indenture, the Company will irrevocably designate and appoint Corporation Service Company, Suite 400, 2711 Centerville Road, Wilmington, Delaware, USA 19808, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Indenture or the Debt Securities that may be instituted in any U.S. federal or New York State court located in The Borough of Manhattan, in the City of New York, or brought by the trustees (whether in their individual capacity or in their capacity as trustees under the Indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain Canadian federal income tax consequences to an investor acquiring any Securities offered thereunder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain United States federal income tax consequences to an investor acquiring any Securities offered thereunder.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this Prospectus will be passed upon for us by McMillan LLP, Vancouver, B.C., with respect to matters of Canadian law, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York City, New York, with respect to matters of United States law. The partners and associates of McMillan LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by the Company. As at the date hereof, the partners and associates of McMillan LLP, as a group, and the partners and associates of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as a group, each beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Accountants, Vancouver, British Columbia. The transfer agent and registrar for the Common Shares of the Company is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia and Toronto, Ontario.

The consolidated financial statements and the notes thereto as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and for the fifteen month period ended December 31, 2008 incorporated in this Prospectus by reference have been audited by KPMG LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents listed under “Documents Incorporated by Reference”; consents of accountants, engineers and counsel; form of trust indenture; and powers of attorney.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

     Taseko Mines Limited and Gibraltar Mines Ltd. are subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

     Under Section 160 of the Act, an individual who:

  is or was a director or officer of the Registrant,

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

     Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

     Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

     Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

     If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

     Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses, despite Sections 160 to 163 of the Act.

     The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

     Under the articles of Taseko Mines Limited and Gibraltar Mines Ltd., subject to the provisions of the Act, each Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

     Under the articles of Taseko Mines Limited and Gibraltar Mines Ltd., each Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

     Underwriters, dealers or agents who participate in a distribution of securities registered hereunder may be entitled under agreements to be entered into with each Registrant to indemnification by each Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

     Aley Corporation is organized pursuant to the provisions of the Canada Business Corporations Act, as amended (the “CBCA”). Section 124 of the CBCA provides as follows:

1.

Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

2.

Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

3.	Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

(a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

	(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

4.

Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

5.

Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

	(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

	(b)	fulfils the conditions set out in subsection (3).

6.	Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual:

	(a)	in the individual's capacity as a director or officer of the corporation; or

	(b)	in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

7.

Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

8.

Notice to Director. An applicant under subsection (7) shall give the Director appointed under the CBCA notice of the application and the Director appointed under the CBCA is entitled to appear and be heard in person or by counsel.

9.	Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

     Aley Corporation maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person's failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers or persons controlling each Registrant pursuant to the foregoing provisions, each Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

     Each Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

     Concurrently with the filing of this Registration Statement, the Registrants have filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

     Any change to the name or address of the Registrants’ agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III- 1

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form F-10 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada, on this 30th day of March, 2011.

TASEKO MINES LIMITED

By:
/s/ Russell E. Hallbauer
Name:	Russell E. Hallbauer
Title:	President and Chief Executive Officer

GIBRALTAR MINES LTD.

By:
/s/ Russell E. Hallbauer
Name:	Russell E. Hallbauer
Title:	President and Chief Executive Officer

ALEY CORPORATION

By:
/s/ Russell E. Hallbauer
Name:	Russell E. Hallbauer
Title:	Chief Executive Officer

III- 2

SIGNATURES AND POWERS OF ATTORNEY WITH RESPECT TO TASEKO MINES LIMITED

     Each person whose signature appears below hereby constitutes and appoints Russell E. Hallbauer and Peter Mitchell, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place, stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 30th day of March, 2011.

Signature	Title

/s/ Russell E. Hallbauer	President and Chief Executive Officer and
Russell E. Hallbauer	Director (Principal Executive Officer)

/s/ Peter C. Mitchell	Chief Financial Officer (Principal Financial
Peter C. Mitchell	Officer and Principal Accounting Officer)

/s/ Ronald W. Thiessen
Ronald W. Thiessen	Director and Chairman

/s/ T. Barry Coughlan
T. Barry Coughlan	Director

/s/ Scott D. Cousens
Scott D. Cousens	Director

/s/. Robert A. Dickinson
Robert A. Dickinson	Director

III- 3

SIGNATURES AND POWER OF ATTORNEY WITH RESPECT TO
GIBRALTAR MINES LTD.

     Each person whose signature appears below hereby constitutes and appoints Russell E. Hallbauer and Peter Mitchell, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place, stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 30th day of March, 2011.

Signature	Title

/s/ Russell E. Hallbauer	President and Chief Executive Officer and
Russell E. Hallbauer	Director (Principal Executive Officer)

/s/ Peter C. Mitchell	Chief Financial Officer (Principal Financial
Peter C. Mitchell	Officer and Principal Accounting Officer)

/s/ Ronald W. Thiessen
Ronald W. Thiessen	Director and Chairman

/s/ Robert A. Dickinson
Robert A. Dickinson	Director

III- 4

SIGNATURES AND POWER OF ATTORNEY WITH RESPECT TO ALEY CORPORATION

     Each person whose signature appears below hereby constitutes and appoints Russell E. Hallbauer and Trevor Thomas, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place, stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 30th day of March, 2011.

Signature	Title

/s/ Russell E. Hallbauer	President and Chief Executive Officer and
Russell E. Hallbauer	Director (Principal Executive Officer)

/s/ Trevor Thomas
Trevor Thomas	Director

III- 5

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrants in the United States, on this 30th day of March, 2011.

Puglisi & Associates

By:
/s/ Gregory F. Lavelle
Name:	Gregory F. Lavelle
Title:	Managing Director

III- 6

EXHIBIT INDEX

Exhibit	Description
No.
4.1

Annual Information Form dated March 28, 2011 for the fiscal year ended December 31, 2010 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2010 filed on March 30, 2011)

4.2

Consolidated financial statements and the notes thereto for the fiscal periods ended December 31, 2010 and 2009, together with the auditors’ report thereon and management’s discussion and analysis for the year ended December 31, 2010 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2010 filed on March 30, 2011)

4.3

Management information circular dated May 13, 2010 relating to the annual general meeting of shareholders held June 16, 2010 (incorporated by reference to the Company’s Form 6-K furnished to the Commission on May 20, 2010)

5.1	Consent of KPMG LLP(1)
5.2	Consent of McMillan LLP(1)
5.3	Consent of Scott Jones, P. Eng.(1)
6.1	Powers of Attorney.(2)
7.1	Form of Trust Indenture(1)
7.2	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee(1)

(1)	Filed as an exhibit to this registration statement on Form F-10.

(2)	Included on the signature pages hereto.